Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contacts:	Mitchell J. Kelly
President & CEO
212-698-9600
Dennis W. Genge
Chief Financial Officer
301-854-3900
Novavax, Inc.

Financial Communications Contacts:	Alison Ziegler — General
Julie Tu — Investors
FRB | Weber Shandwick Worldwide
212-445-8300

NOVAVAX, INC. ANNOUNCES 2003 FIRST QUARTER RESULTS

COLUMBIA, MD, MAY 13, 2003 – NOVAVAX, INC. (NASDAQ: NVAX) today announced financial results for the first quarter ended March 31, 2003.

Total revenues for the first quarter of 2003 were $1.2 million compared to first quarter 2002 revenues of $5.7 million. Revenues for the first quarter included $0.9 million of product sales compared to $4.8 million of product sales in the prior year period. Product sales were negatively impacted by a significant decline in revenues for our prenatal vitamin and AVC product lines. The decline in prenatal vitamin revenues was due to a combination of factors: primarily, the effects of competitive pressure from generics; and, secondarily, an aggressive sales promotion in 2002 and the high volume of expired product returns for one product as a result thereof. The AVC Cream and Suppository lines were also affected by the returns of expired product and overall lower than expected sales orders. First quarter 2003 sales of both the prenatal vitamin and AVC Cream product lines are not indicative of expected future quarterly sales levels. Revenue from research and development contracts with the National Institutes of Health (NIH) and other government agencies was $0.2 million in the quarter compared to $0.1 million in the first quarter of 2002. Milestone and license fees were $88,000 in the current quarter, a decrease from $0.8 million in the first quarter of 2002 that related to the revenue recognition for one of the $2.5 million milestone payments from King Pharmaceuticals, Inc. that was received in 2001.

Selling and marketing costs for the three months ended March 31, 2003 were $2.2 million compared to $4.4 million incurred for the same period in 2002, a decrease of 51%. The $2.2 million year-over-year decline resulted from a scaling back of the sales force to 2001 levels, as well as the deferral of certain marketing programs related to the delayed launch of ESTRASORB™, our proprietary topical emulsion for estrogen replacement therapy. General and administrative expenses in the quarter were $1.8 million compared to $2.8 million for the first quarter of 2002, a decrease of 35%. This decline resulted from major reductions in general and administrative headcount in the second half of 2002. Research and development expenses were $2.4 million in the first quarter of 2003 compared to $2.9 million in the prior year period. This decrease was due to reductions in clinical trial expenses for ESTRASORB and ANDROSORB™ when compared to the prior year period.

The net loss for the first quarter of 2003 was $5.8 million, or $0.22 per share, compared to a net loss of $5.7 million, or $0.24 per share, for the first quarter of 2002. The increase in the net loss was primarily related to the decline in revenue, offset by the reduction in operating expenses.

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NOVAVAX, INC. ANNOUNCES 2003 FIRST QUARTER RESULTS

Mitchell J. Kelly, President and Chief Executive Officer of Novavax, stated, “Although both generic competition and last year’s aggressive sales promotions had a more negative impact on product sales in the quarter than we had previously anticipated, our aggressive actions to reign in costs were highly effective, as witnessed by the dramatic year-over-year reductions in general and administrative expenses, and selling and marketing costs. Our anticipated August launch of two proprietary prenatal vitamin lines, NovaStart and NovaNatal, will represent a significant strategic response to the competitive situation. Despite the slow start in 2003, sales for AVC Cream are expected to recover and be flat for the balance of the year, and prenatal vitamin revenues should improve in future quarters as well, following our new product launches.”

Mr. Kelly went on to add, “As we approach the July 12, 2003 PDUFA deadline for FDA action on ESTRASORB, we have made considerable progress preparing for our commercial launch. Most importantly, we raised $16.6 million through an equity private placement in February, significantly strengthening our balance sheet and giving us the capital we need to get ESTRASORB to market, if approved. On the manufacturing side, the district office of the FDA completed its inspection of our new manufacturing and packaging facility in Philadelphia, Pennsylvania during the quarter, and we are pleased that no 483s were issued and a positive recommendation for the facility resulted. While we are still awaiting final Agency approval, we are very hopeful that we will be able to bring ESTRASORB to market in early 2004.”

“Having materially enhanced our balance sheet and significantly reduced our operating costs, our focus, above and beyond the hoped for approval and successful launch of ESTRASORB, is toward our other promising pipeline candidates. We hope to initiate a Phase III clinical trial later this year for ANDROSORB, our topical testosterone emulsion for women. In addition, we hope to move forward with our ANDROSORB-ESTRASORB combination studies and to file five new INDs over the next 12 to 18 months. These include a combination topical estradiol-progestin emulsion, PROESTRASORB™; a combination topical estradiol-testosterone emulsion, TESTESTRASORB™; a sub-cutaneous testosterone injectable for men, ANDRO-JECT™; an inactivated adjuvanted Vaccinia (Smallpox) vaccine and an intranasal Human E-selectin toleragen for stroke prevention.”

Mr. Kelly concluded, “Although we generated disappointing revenues from our currently marketed women’s health products during the first quarter, we further advanced our larger corporate goals. With a much stronger balance sheet, a successful pre-approval inspection of our ESTRASORB manufacturing operation, and additional progress toward both our hoped for ESTRASORB launch and new product developments, we have accomplished a great deal during the period. Much more is envisioned and remains to be accomplished. The entire management team of Novavax is not only committed, but excited and optimistic about the opportunities that lie ahead.”

Novavax will hold a conference call at 10:00 AM EDT Wednesday, May 14, 2003 to discuss its financial results and continuing business plans. Interested parties are invited to listen to the call live over the Internet at www.novavax.com, www.companyboardroom.com or by dialing 800-218-4007. International participants should call (303) 262-2076. For interested individuals unable to join the call, a replay will be available until May 21, 2003, by dialing 800-405-2236 or (303) 590-3000, passcode 538170.

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NOVAVAX, INC. ANNOUNCES 2003 FIRST QUARTER RESULTS

About Novavax
Novavax, Inc. is a specialty biopharmaceutical company engaged in the research, development and commercialization of proprietary products focused on women’s health and infectious diseases. Novavax sells, markets, and distributes a line of prescription pharmaceuticals and prenatal vitamins through its specialty sales force calling on obstetricians and gynecologists throughout the U.S. Products include Nestabs®, a line of prescription prenatal vitamins, Gynodiol™ (estradiol tablets, USP), an oral form of estrogen replacement therapy, AVC™ Cream (sulfanilamide vaginal cream) for vaginal yeast infections and Analpram HC®, a prescription corticosteroid and antipruritic product for hemorrhoids. Novavax’s principal technology platform involves the use of proprietary, microscopic, organized, non-phospholipid structures as vehicles for the delivery of a wide variety of drugs and other therapeutic products. These include certain hormone, anti-bacterial, and anti-viral products and vaccine adjuvants. Novavax has several product candidates awaiting marketing approval, in human clinical trials or in pre-clinical development, including ESTRASORB™, a topical emulsion for estrogen replacement therapy, ANDROSORB™, a topical testosterone emulsion which has completed two Phase I clinical trials and ANDRO-JECT™, a long-acting subcutaneous injectable formulation of testosterone that is in pre-clinical development. In addition, Novavax conducts research and development on preventative vaccines for a variety of infectious diseases including smallpox, influenza and hepatitis viruses, and therapeutic immunotherapies for cancer and stroke.

Statements made in this press release that state Novavax’s or management’s intentions, hopes, beliefs, expectations, or predictions of the future are forward-looking statements. Forward-looking statements include but are not limited to statements regarding product sales, future product development and related clinical trials and statements regarding future research and development. Novavax’s actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following: general economic and business conditions; competition; unexpected changes in technologies and technological advances; ability to obtain rights to technology; ability to obtain and enforce patents; ability to commercialize and manufacture products; statements regarding establishment of commercial-scale manufacturing capabilities; statements regarding future collaboration with industry partners; results of clinical studies; research and development activities; business abilities and judgement of personnel; availability of qualified personnel; changes in, or failure to comply with, governmental regulations; and the ability to obtain adequate financing in the future. Additional information is contained in Novavax’s SEC report on Form 10K for the year ended December 31, 2002 incorporated herein by reference. Statements made herein should be read in conjunction with Novavax’s Form 10K. Copies of these filings may be obtained by contacting Novavax at 8320 Guilford Road, Columbia, MD 21046 Tel 301-854-3900 or the SEC.

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NOVAVAX, INC. ANNOUNCES 2003 FIRST QUARTER RESULTS

NOVAVAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except share data)

	Three months ended
	March 31,
	2003	2002

Revenues
Product sales	$902	$4,776
Contract research & development	204	124
Milestone and licensing fees	88	813

Total revenues	1,194	5,713

Operating costs and expense:
Cost of sales	234	1,057
Research and development	2,365	2,942
Selling and marketing	2,156	4,375
General and administrative	1,840	2,814

Total operating expenses	6,595	11,188

Loss from operations	(5,401)	(5,475)

Interest expense, net	(401)	(247)

Net loss	$(5,802)	$(5,722)

Basic and diluted loss per share	$(0.22)	$(0.24)

Basic and diluted weighted average number of common shares outstanding	26,990,427	23,851,186

Selected Balance Sheet Data

	March 31, 2003	December 31, 2002

Cash and cash equivalents	$14,320	$3,005
Total current assets	16,759	6,242
Working capital	12,165	378
Total assets	68,037	57,505
Convertible notes	40,000	40,000
Total stockholders’ equity	19,696	8,073

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